DISTRIBUTION AGREEMENT

This Agreement is made as of the 2nd day of February, 2009.

BETWEEN:	MULTI MEDIA CAPITAL CORPORATION, with its registered and corporate office at No. 5 New Road, Belize City, Belize, Central America.
( hereinafter referred to as “ Multi Media ” )

AND:	BERITA CAPITAL CORPORATION, a Nevada company with its registered office located at 245 East Liberty Street, Suite 200, Reno, Nevada 89501
( hereinafter referred to as “ Berita ” )

WHEREAS, Multi Media has the rights to market and distribute a proprietary state of the art computerized bio- resonance system designed to scan the human body for the detection and subsequent recommended reduction of stress by determining the energetic state of the body ( referred to as the “ System ” – see Definition Sec.1.03 ).

WHEREAS, Berita has a network of business contacts in the Territories and wishes to market the System in the Territories as defined per section 1.01, on an exclusive basis subject to meeting the Performance Quota as per section 4.

NOW, THEREFORE, in consideration of the premises stated above and subject to the terms and conditions contained herein, the parties agree as follows:

SECTION     1.00   DEFINITION

1.01	Territories shall mean the Caribbean.

1.02	Dollars shall mean US Dollar.

1.03	The “System” means the proprietary state of the art computerized bio- resonance System designed to scan the human body for the detection and subsequent recommended reduction of stress by determining the energetic state of the body. This non invasive proprietary technology will complement the existing services and therapies used by the traditional medical disciplines, which are considered expensive.

The diagnostic and treatment system is portable, therefore offers flexibility in being able to provide this therapy at a number of different locations, thereby reducing overhead costs for the intended

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business.

SECTION 2.00 OBLIGATIONS AND WARRANTIES OF MULTI MEDIA

2.01	Included in the cost of the System, Multi Media shall supply the proprietary computer software and ancillary equipment without any additional chare. Multi Media shall provide all necessary training, if and when required by Berita as per the per diem rate per occurrence.

2.02	Training sessions will be held at the corporate office of Multi Media. Berita will be responsible for traveling and accommodation expenses pertaining to its regional distributors.

2.03	Multi Media shall provide the necessary technical assistance on an ongoing basis during the term of this Agreement. All technical assistance is included in the cost of the System.

2.04	Multi Media warrants that no other person or organization has been given exclusive or non- exclusive rights to produce, use, or sell the System/s in the Territory.

2.05	Multi Media warrants that the System does not infringe any proprietary rights of others within the Territory.

SECTION     3.00   OBLIGATIONS AND WARRANTIES OF BERITA

3.01	Berita shall appoint regional distributors in the Territories, to effectively market and the System in the Territories to the best of its abilities.

3.02	Berita shall reimburse Multi Media on a per diem rate for training costs per occurrence.

3.03	Berita is obligated to meet the Performance Quota as specified in Section 4.

3.04	Berita warrants that it shall not enter into any agreement or sublicensing rights which is in violation of the terms of this Agreement.

3.05	Berita, its directors and officers, and affiliated companies, warrant that they will not themselves or through third parties, circumvent this Agreement, nor will they attempt to copy, duplicate or compete with the System during the term of this Agreement, and upon its termination, for another 2 years thereafter.

3.06	During the term of this Agreement, Berita will have access to confidential information about the System. Berita, its directors and officers and affiliated companies, warrant that it will keep such information confidential from third parties during and after this Agreement expires.

3.07	Berita warrants that it shall return any and all confidential information of Multi Media when this Agreement is terminated.

SECTION 4.00 PERFORMANCE QUOTA

4.01	Berita is obligated to place the following minimum orders during the term of this agreement: - Prior to February 2, 2010 – 5 orders

Prior to February 2, 2015 – 10 orders

Prior to February 2, 2019 – 10 orders

4.02	Exclusive distribution rights of Berita will be lost upon failure to meet the performance quota. Berita’s distribution rights shall be deemed non exclusive rights. All other terms of this Agreement shall remain the same.

SECTION 5.00 PAYMENT AND DELIVERY

5.01	Payment to Multi Media shall be made by, Bank Draft, Money Order, or other methods as mutually agreed to between the parties.

5.02	Berita will allow Multi Media 30 days to fill and ship orders upon receipt of full payment by methods as per section 5.01.

5.03	Multi Media shall only be liable for delay in delivery if delivery is unreasonably late and more than thirty (30) days later than specifically agreed to in writing.

5.04	Risk in, and title to the System/s ordered by Berita passes to Berita upon their delivery by Multi Media to a third party freight carrier for ultimate delivery to Berita.

SECTION     6.00   GOVERNMENTAL AUTHORIZATIONS

6.01	Marketing of the System hereunder shall be subject to the export control laws and regulations of the exporting country, and the import control laws and regulations of the Territories.

Berita and its regional distributors, will be responsible for the timely obtaining of any required authorizations such as import licenses, exchange permits, or any other governmental authorization for the importation and/or marketing of the System.

Berita shall use its best efforts and, if needed, engage an expert in order to receive Governmental approval for the marketing of the System in the Territories.

Multi Media shall obtain or apply for any required approvals, certification, permit, or other documentation that may be required by the government authorities as proof that the System complies with any applicable standards, requirements, tests, or procedures within the Territories (collectively, the "Standards").

SECTION     7.00   COMPETING PRODUCTS AND PRODUCT PROMOTION

7.01	During the period of this Agreement, Berita and its regional distributors, will not, directly or indirectly, become associated with, or engage in, or render service to any other business directly competitive with the business of Multi Media.

7.02	All selling costs, advertising and related business costs relating to Berita's operations and performance under this Agreement are borne solely by Berita.

7.03	Berita agrees not to make unjustifiable claims (that is, beyond those issued by Multi Media )

concerning the performance of the System, and agrees to immediately discontinue or modify any advertising, which Multi Media deems inappropriate.

SECTION 8.00 INDEPENDENT CONTRACTOR

8.01	Berita and its regional distributors are not the agents of Multi Media for any purpose and are not granted any express or implied right to assume or create any obligation in the name of Multi Media or to bind Multi Media in any manner.

SECTION 9.00 INDEMNIFICATION

9.01	Berita and its regional distributors agree to indemnify and hold harmless Multi Media from and against, any and all claims for losses, liability, or damage, pecuniary or physical, and reasonable attorneys' fees and expenses, arising out of, or in connection with any acts or omissions of Berita and its regional distributors, in the marketing of the System in the Territories pursuant to this Agreement.

Such acts or omissions include, but are not limited to, any breach or alleged breach of this Agreement or any of its provisions or warranties, or any the violation or failure to comply with all applicable laws, regulations, or codes of the Territories which pertain to the importation and marketing of the System in the Territories.

SECTION 10.00 TERM AND TERMINATION

10.01	This Agreement will be effective as of the date first written above and shall continue for Ten (10) years thereafter, unless terminated by mutual written agreement of the parties or otherwise in accordance with the terms hereof.

This Agreement may be terminated with immediate effect upon the occurrence of any of the following events:

(i)	the insolvency of the other party; its suffering or committing any act of insolvency, or the inability of the other party to pay its debts;

(ii)	the other party's bankruptcy or liquidation, whether voluntary or involuntary, or the appointment for it of a receiver or liquidator;

(iii)	Any non-payment by Berita to Multi Media of any indebtedness under this Agreement, provided Berita has received written notice of such default and has had thirty (30) days to cure such default but failed to do so;

(v)	The failure of a breaching party to remedy a breach of this Agreement within thirty(30) days after written notice of breach has been served on the breaching party by the non-breaching party indicating the nature of the breach or purported breach.

(vi)	90 days written notice of termination by either party.

SECTION 11.00 MISCELLANEOUS

11.01 Entire Agreement.

This Agreement constitutes the entire agreement between the parties and there are no agreements or commitments except as set forth herein.

This Agreement may be amended, modified in whole or in part, or supplemented by an agreement in writing that makes reference to this Agreement and is executed by authorized officers of the parties.

No party hereto shall assign its rights or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

The parties can assign this Agreement without the necessity of obtaining prior written consent of the other party where such assignment is to a subsidiary or other entity controlled by their respective companies or to their successors by way of a sale of assets or merger, provided that as a condition to any such assignment, the assignee shall assume and become liable for any and all of the assignor's obligations under this Agreement. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

11.02 Notices.

Any notices required or permitted to be given under this Agreement shall be in writing and shall be given by addressing the same to such other party(ies) at the address set forth below. Such notices shall be given to all parties by:
(1) overnight or highest priority expedited delivery by an internationally recognized air freight courier service (e.g., DHL, UPS, Federal Express) (herein referred to as "Courier Delivery"),
(2) delivery of the same personally to such other party(ies), or
(3) transmitting by facsimile and mailing the original. Any such notice shall be deemed to have been given three (3) days after timely delivery to an internationally recognized air freight courier service; if by personal delivery, upon such delivery; or if by facsimile, the day of transmission if made within customary business hours, or if not transmitted within customary business hours, the following business day.

11.03   Separability of Provisions.

A judicial or administrative declaration by any court of competent jurisdiction of the invalidity of any one or more of the provisions hereof shall not invalidate the remaining provisions of this Agreement in any jurisdiction, nor shall such declaration have any effect on the validity or interpretation of this Agreement outside of that jurisdiction. The parties undertake, however, to negotiate in good faith to find a substitute provision as close as possible to the invalid provision, taking into consideration each party's intentions with respect to this Agreement.

11.04   Waiver of Compliance.

Any failure by any party hereto to enforce at any time any term or condition under this Agreement shall not be construed as a waiver of that party's right to enforce each and every term of this Agreement.

11.05   Disputes.

Any controversy or claim arising out of or in relation to this Agreement, or the breach or alleged breach thereof, which cannot be settled amicably, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the International Arbitration Association and the provisions of this Section. Any party may initiate arbitration by giving written notice to the other party of an intention to arbitrate and by filing with the International Commercial Arbitration( ICA ) located in the country of Belize (or such other Center location as the parties may agree) three (3) copies of such notice and three (3) copies of this agreement together with the appropriate filing fee. The arbitration shall be conducted before three (3) arbitrators who shall be appointed in accordance with the said rules. The arbitration proceedings shall be held at the ICA location agreed to by the parties and shall be subject to the above arbitration rules. The arbitrators may grant any legal and/or equitable relief to which a party may be entitled under the law or legal theory under which the party seeks relief, provided, however, that no claim may be made for any special, indirect, consequential, or punitive damages arising out of or related to this Agreement, or any act, omission, or event occurring in connection therewith, except that punitive damages may be awarded for willful or wanton misconduct. The arbitration award shall be given within six (6) months from appointment of the third arbitrator. The award given by the three arbitrators or the majority thereof, shall be final and binding on the parties and shall be subject to no appeal. The award shall not serve as precedent or authority in any subsequent proceeding, provided, however, that if the losing party should fail to comply with the award, the prevailing party may apply to any court having jurisdiction for an order confirming the award in accordance with applicable law. The award can be enforced in any court having jurisdiction. Unless otherwise required by law or court orders, the substance of any arbitration proceedings shall be kept confidential by all parties and by the arbitrators; however, the fact that such a proceeding exists, or that an award has been rendered, need not be kept confidential. The costs of the proceeding, including the fees and costs of attorneys, accountants, and witnesses, and the compensation of the arbitrators, shall be assessed by the arbitrators against the parties according to the arbitrators' determination of fault.

11.06   Governing Law

The rights and obligations of the parties under this Agreement shall not be governed by the provisions of the 1980 U.N. Convention on Contracts for the International Sale of Goods; rather these rights and obligations shall be governed by the laws of Belize, including its provisions of the Uniform Commercial Code.

11.07   Captions; Counterparts.

The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.08   Further Instruments.

(a) The parties hereto agree to execute and deliver such instruments and take such other action as shall be reasonably necessary, or as shall be reasonably requested by any other party, in order to carry out the transactions and agreements contemplated.

(b) Delivery of an executed copy of these resolutions by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of these resolutions on the date set forth above by this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate as of the date first written above, by their duly authorized representatives.

MULTI MEDIA CAPITAL CORPORATION /s/ Peter Khean Authorized Signatory	BERITA CAPITAL CORPORATION /s/ Locksly Samuels Authorized Signatory